EXHIBIT 99.1

Global Blood Therapeutics Reports Recent Business Progress and Fourth Quarter and Year-End 2016 Financial Results

SOUTH SAN FRANCISCO, Calif., March 13, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today reported business progress and financial results for the fourth quarter and year ended December 31, 2016.

"2016 was a year of consistent execution and rapid advancement across both of our GBT440 clinical programs designed to treat diseases where the patient communities are greatly underserved. This was highlighted by coming to agreement with the FDA on the design of our pivotal HOPE Study in patients with sickle cell disease (SCD). The HOPE Study is a uniquely designed trial that has a strong grounding in GBT440’s mechanism of action, including its potential to fundamentally modify the course of the disease by inhibiting sickle hemoglobin polymerization,” said Ted W. Love, M.D., president and chief executive officer of GBT. “In 2017, we will remain focused on advancing both our SCD and idiopathic pulmonary fibrosis (IPF) programs. We will continue to enroll patients in our pivotal HOPE Study, as well as reporting data from our three ongoing studies that support our IPF program -- two Phase 2a trials in IPF patients and a Phase 1 study evaluating the effect of GBT440 on oxygen saturation in healthy volunteers. Given our recent financing we expect our cash and investments as well as proceeds from the financing will allow us to fund all currently planned activities through the announcement of topline data from our SCD pivotal study.”

Recent Business Progress

Sickle Cell Disease (SCD)

  Announced enrollment of the first patient in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a pivotal Phase 3 clinical trial of GBT440 in people with SCD. The HOPE Study will be conducted at leading SCD sites globally and is expected to enroll up to 400 adults and adolescents with SCD who have had at least one episode of vaso-occlusive crisis (VOC) in the previous year.
  Presented new details on the novel patient reported outcome (PRO) tool to be used as a secondary clinical endpoint in the HOPE Study at the 58th American Society of Hematology (ASH) Annual Meeting & Exposition. The nine-item Sickle Cell Disease Severity Measure (SCDSM) has been designed by GBT to assess the entire range of SCD symptoms, to distinguish between good days and bad days based on symptoms and to measure all crisis events regardless of health care utilization.
  Presented at ASH new long-term clinical data from the ongoing Phase 1/2 trial of GBT440 in SCD that further support the safety and efficacy profile of GBT440 as a potentially disease-modifying therapy. Results showing how GBT440 is metabolized in healthy subjects were also presented.
  The European Commission (EC), acting on a positive recommendation from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMA), designated GBT440 as an orphan medicinal product for the treatment of SCD.
  A paper describing the discovery of GBT440 and its ability to bind to hemoglobin and prevent red blood cells from sickling was published online in ACS Medicinal Chemistry Letters, a peer-reviewed publication of the American Chemical Society.

Hypoxemic Pulmonary Disorders

  Enrolled the first patient in the Phase 1 Basecamp clinical trial evaluating the effect of GBT440 on oxygen saturation (the level of oxygen in the blood) in healthy volunteers at rest and following maximal exercise under hypoxic conditions.
  Enrolled the first patient in ZEPHYR, a Phase 2a clinical trial evaluating the safety and efficacy of GBT440 for the treatment of hypoxemia in patients with idiopathic pulmonary fibrosis (IPF) who are on supplemental oxygen at rest.

Corporate

  Selected for addition to the NASDAQ Biotechnology Index® (Nasdaq:NBI).
  Raised approximately $135.6 million in net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, from an underwritten public offering of 5,867,347 shares of common stock in February 2017.

Summary Financial Results for the Fourth Quarter and Year-End 2016

Cash, cash equivalents, and marketable securities totaled $197.3 million at December 31, 2016 compared with $148.5 million at December 31, 2015.

Net loss for the three months ended December 31, 2016 was $27.2 million compared with $15.6 million for the same period in 2015. Basic and diluted net loss per share attributable to common stockholders for the three months ended December 31, 2016 was $0.74 compared with $0.53 for the same period in 2015. Net loss for the year ended December 31, 2016 was $82.5 million compared with $46.4 million for the same period in 2015. Basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2016 was $2.48 compared with $3.95 for the same period in 2015.

Research and development (R&D) expenses for the three months ended December 31, 2016 were $20.4 million compared with $11.4 million for the same period in 2015. R&D expenses for the year ended December 31, 2016 were $61.2 million compared with $36.7 million for the same period in 2015. The increase in R&D expenses for both comparative periods is primarily attributable to increased expenses related to the Company's development of GBT440 for the treatment of SCD and for the treatment of IPF, including the ongoing Phase 1/2 clinical trial in SCD, initiation of our Phase 2a clinical trial in adolescent patients with SCD, start-up costs related to the pivotal HOPE Study, initiation of two Phase 2a clinical trials of GBT440 in IPF, and preclinical pipeline programs. Total R&D stock compensation expense incurred for the three months ended December 31, 2016 was $1.6 million, compared with $0.8 million for the same period in 2015. Total R&D stock compensation expense incurred for the year ended December 31, 2016 was $3.7 million, compared with $2.0 million for the same period in 2015.

General and administrative (G&A) expenses for the three months ended December 31, 2016 were $7.1 million compared with $4.2 million for the same period in 2015. G&A expenses for the year ended December 31, 2016 were $21.9 million compared with $9.7 million for the same period in 2015. The increase in G&A expenses for both comparative periods is primarily attributable to increased employee-related costs associated with the growth of the Company's operations. Total G&A stock compensation expense incurred in the three months ended December 31, 2016 was $1.7 million, compared with $0.7 million for the same period in 2015. Total G&A stock compensation expense incurred in the year ended December 31, 2016 was $5.5 million, compared with $1.2 million for the same period in 2015.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in two ongoing Phase 2a studies in patients with idiopathic pulmonary fibrosis. To learn more, please visit: www.globalbloodtx.com and follow the company on Twitter: @GBT_News.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of our lead product candidate GBT440 and any of our other product candidates, our ability to implement our clinical and other development plans for our product candidates, the timing of our clinical studies of our product candidates, our ability to generate any data or positive data from our studies of our product candidates, our ability to enroll patients in our clinical studies including our Phase 3 HOPE Study of GBT440 and our anticipated cash runway, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that achievement of our business goals will require substantial additional funding that may not be available, the risks that our clinical and other development activities may be delayed or terminated for a variety of reasons, the risks that regulatory authorities may disagree with our development plans or interpretation of data or may require additional studies or data to support any approval of our product candidates, and the risks that our product candidates may not demonstrate therapeutic potential or may result in drug-related adverse events along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBAL BLOOD THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

	(Unaudited)
Operating expenses:
Research and development	$20,365	$11,400	$61,212	$36,657
General and administrative	7,095	4,198	21,915	9,736
Total operating expenses	27,460	15,598	83,127	46,393
Loss from operations	(27,460)	(15,598)	(83,127)	(46,393)
Interest and other income, net	252	13	659	33
Net loss	$(27,208)	$(15,585)	$(82,468)	$(46,360)
Net loss attributable to common stockholders	$(27,208)	$(15,585)	$(82,468)	$(50,540)
Net loss per share attributable to common stockholders, basic and diluted	$(0.74)	$(0.53)	$(2.48)	$(3.95)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	36,580,582	29,317,707	33,207,382	12,806,697

GLOBAL BLOOD THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
		(1)
Assets
Current assets:
Cash and cash equivalents	$92,072	$148,502
Short-term marketable securities	55,202	—
Prepaid expenses and other current assets	2,495	1,222
Total current assets	149,769	149,724
Long-term marketable securities	50,058	—
Other assets	2,560	2,254
Total assets	$202,387	$151,978
Liabilities and Stockholders’ Equity
Current liabilities	$15,515	$9,627
Other liabilities, noncurrent	563	1,556
Total liabilities	16,078	11,183
Total Stockholders’ equity	186,309	140,795
Total liabilities and stockholders’ equity	$202,387	$151,978

(1) Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year’s presentation.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com